MANTRA™
VENTURE GROUP
OTCBB : MVTG

Proposal to 3M,16 October 2009

To: **Laura R. Nereng**
Business Development Manager
3M Corporate Research Laboratory

Mantra Venture Group has met with 3M senior personnel twice, the last time to present a variety of technologies of interest to 3M on 23rd September. Presentations were made by John Russell, VP Technology Evaluation, and Norman Chow, President of Kemetco, Mantra's R&D resource. It was a valuable meeting for both parties; Mantra learned the range of resources available to 3M: the result was a determination to do a project(s) together to exploit the opportunities using our combined skills and resources. The primary focus was Mantra's ERC[1] carbon recycling technology.

1. Background:

The carbon management technology that is most widely recognized today is CCS (carbon capture and sequestration). Almost 78% of the cost of CCS is calculated to be taken up by capturing the CO2 gas from industry stack exhaust gas[2], the result of fossil fuel combustion, and cleaning/concentrating it for geologic injection[3]. Based on the same source[4], retail rates for CCS disposal of CO2 will be in the range of $70 - $120 per tonne in the USA, this compares closely to calculations done in Europe. The cost of capturing and concentrating CO2 for any carbon management process is high; if there were a less expensive technology, it would be of benefit to industry emitters who will be the customers for these technologies.

2. Objective:

The ERC process encompasses a unique internal chemistry which offers a possible chemical path to capture/concentration of CO2 from industry flue gasses. This is a process not in use today to the best of our knowledge[5]. From our initial analysis, it should be simple and inexpensive by comparison with the costs given by Carnegie Mellon University for the processes presently in use for CCS. The objective of the proposed project is to research the proposed process to establish its practicality and economics.

This will also be an opportunity to test a number of the 3M products, especially membranes and catalyst structures, for suitability. They will be tried and evaluated over the period of the project. This will not be a definitive evaluation, but will indicate those elements that are worth further study.

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[1] Electro-reduction of carbon dioxide
[2] 84% of the GHG problem
[3] According to a recent draft study by Carnegie Mellon University.
[4] Ibid
[5] It is probably patentable

The study would be short, inexpensive, and the proposed process would add to the value of the broader ERC technology; it might have application to the wider demands for clean CO2 from CCS and for industry use.

3. Statement of work:

Task 1: Conceptual Flow Sheet

With respect to the potential development of new technology to capture, purify and concentrate CO2 from an exhaust stream, Kemetco will review the ERC internal chemistry and match it with the chemistry requirement for CO2 capture, flow requirements, mass balances. All of these are required for the CO2 capture process. This work will establish a theoretical framework and indicate the key elements of the final system: equipment sizes, chemicals use, pump rates, etc.

With respect to the potential use and development of 3M products within the ERC system, discussions with 3M will determine the most probable candidate membrane and catalyst structure materials to be tested and evaluated. Other materials may be nominated as the testing proceeds. A plan will be developed for inclusion and testing of these parts.

Task 2: Test Equipment Design

The test apparatus for the front end CO2 capture system will be designed based on the concepts explored above. Initially, the CO2 capture concept involves recirculation of the catholyte solution thru a venturi. The venturi creates a vacuum which draws in the CO2 gas and other components of the flue gas mixture. (A suitable flue gas mixture will be taken from a suitable source or made up as required.) Core chemistry: since the ERC reactor generates one mole of hydroxide with every mole of formate produced, the hydroxide is available to chemically react with the CO2 to form a carbonate. Unreacted nitrogen and oxygen remain as gasses and escape from the system thru a relief valve. The pure, concentrated CO2 is then released from carbonate to act as a feedstock into the ERC process. Testing will be carried out with synthetic catholyte.

Consideration will be given as to how best to incorporate the 3M materials to be tested. Arrangements will be made for their inclusion in the operating ERC unit, data gathering, and eventual evaluation.

Safety issues, especially around gas handling, will be given attention. All safety issues will be written up and included in a short operating manual. Staff will be briefed.

Task 3: Build and Test

The existing ERC reactor installed at Kemetco will be modified to facilitate these tests and any additional pieces of equipment or measuring devices will be added. This process will incorporate the 3M parts. The full test program will commence with data being gathered and logged as per the test schedule.

Task 4: Evaluate, Improve and Document

A process of periodic analysis and review will commence resulting in modifications to equipment and process as is found necessary. A practical operating process is expected to evolve and will be documented. Safety will also be reviewed at these periodic meetings.

Task 5: Determine the Suitability of the CO2 Output as Feedstock for the ERC

Particular attention will be paid to the quality of the final output, the clean CO2; it will be analyzed and evaluated as a suitable input stream to the ERC process. Comparison will be made to other commercially available systems (available from industry today) that are designed to output clean, concentrated CO2.

Based on analysis of the test data, mass energy balance calculations, and an understanding of the chemistry, estimates as to cost of the CO2 capture and refining process will be made. Cost comparisons will be undertaken with commercially available systems as to cost (literature review).

Task 6: Evaluation of the 3M parts

The 3M parts tested will be evaluated as to their suitability for final inclusion in the ERC CO2 capture and refine process.

Task 7: Project Management

The project will be monitored as to schedule and budget. Monthly reports will be generated and shared with 3M; progress and cost against budget will be reported.

The final report will document milestones achieved, deliverables available. Any recommendations will be documented; any avenues worthy of further exploration will be noted.

Task 8: Decisions regarding patenting

The intellectual property generated will be reviewed and decisions made regarding patenting.

4. Value to both parties

The value of the project to Mantra is obvious; it should accelerate development of the commercial ERC carbon recycling product and reduce the overall operating cost of the industry-ready package (the latter includes front end capture of clean CO2 and back end conversion of formate to formic acid).

Other values arising:

- A Collaboration Agreement, meaning that both parties will combine their resources toward achieving a commercial ERC carbon recycling product
- A Supply Agreement covering those materials from 3M that become practical tested components of the ERC carbon recycling system. As the project proceeds the parties will

recognize when an element (like membranes and catalyst structures) are of value: decisions will be made as to their inclusion in the completed commercial system ("3M inside"). The details of this process are not crystal clear at this time, but can be discussed and clarified before completion of the project.

- 3M may choose to investigate novel applications of the ERC system and its primary output – formic acid - such as the making of plastics precursors, or the building of multi-stage processes around ERC, a technology with more than one use. A more capable, less expensive system will be of benefit when it comes to evaluating the practicality and economics of these applications.
- In the longer term, it is expected that partnerships will be formed around the ERC carbon recycling industrial product. These will span the globe and involve a number of major companies: it is expected that 3M will choose to be included.

Intellectual property:

- Neither party grants any license or right to intellectual property owned or conceived prior to or outside of work conducted under this agreement. Intellectual property rights in know-how, ideas, drawings, information, data, and inventions, whether patentable or not, arising during and out of work conducted under this agreement (Program IP) shall be owned as follows:
  - All Program IP relating to 3M materials or the use of 3M materials shall be owned by 3M.
  - All other Program IP shall be owned according to U.S. law governing inventorship, such that Program IP conceived solely by the employees or agents of one party shall be owned by that party, and Program IP conceived jointly by one or more employees or agents of each party shall be jointly owned by 3M and Mantra (with each joint owner having an equal undivided interest in such joint Program IP with unrestricted rights to practice, license, and transfer without permission of or accounting to the other).

Budget:

Technical Staff Dedicated to the Project: 240 Hours Per Month

Average Hourly Charge Out Rate: $90 USD per Hour

Months to Complete the Project: 4

Estimated Labor Costs: $86,400

Estimated Cost of Materials Required: $10,000

Total Budget: $96,400 USD

Schedule:

MANTRA™
VENTURE GROUP
OTCBB : MVTG

Estimated Time of Completion: 4 Months

Terms:

Funding will be done by way of **cost sharing** of the total budget (above), with 3M and Mantra each providing 50%.

$12,300 USD Down Payment followed by net 30 invoices at the end of each month.

This project is designed to be short and relatively inexpensive, and to fill the necessary gap while the larger ERC development project is worked up. The combined 3M and Mantra project to aggressively develop the ERC carbon recycling system toward commercial readiness is complex, will involve a number of divisions in 3M, and will draw portions of its budget from those divisions: it will take time to put together. Rather than have that time lost to us, this immediate project is suggested. It is a real project with real objectives; it has a value by itself and will further the aims of larger ERC project when that is undertaken.

Signed on 28 day of Oct. month, 2009

By: [signature]

John Horn, Vice President
Research and Development
3M Industrial and Transportation Business

By: [signature]

John Russell, Vice President
Mantra Venture Group Ltd.